CARCHARGING™

March 27, 2014

Mr. Andrew Shapiro

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Re: *Board of Directors Offer Letter Agreement*

Dear Andrew,

Based on our discussions, I am very pleased to offer you a position as a member of the Board of Directors (the "Board") of the Car Charging Group, Inc. (the "Company"), pursuant to the terms and conditions herein.

The term of your Board services (the "Services") as described in this agreement ("Agreement") shall commence upon the date of your execution of the Agreement (the "Effective Date") and terminate upon thirty (30) days written notice by either party. Should you choose to accept this position as a Member of the Board, **and** should the other Board Members vote to appoint you to the Board, this Agreement shall contain all of the terms and conditions relating to the services you are to provide as a consultant and as a Board Member. This Agreement is based on the following terms and conditions:

Board Services: As a member of the Board, your Services shall include using your reasonable best efforts to provide general and specific financial and strategic advisory and consulting services to the Company, including but not limited to advising and assisting the Company with respect to: (i) debt and/or equity financings; (ii) any business combination transactions, such as a sale, acquisition, merger or joint venture; and, (iii) any networking introductions regarding business opportunities in the Company's electric car charging services industry.

During the term of this Agreement, you shall attend and participate in such number of meetings of the Board as regularly or specially called, but in any case no fewer than four (4) meetings per year. You may attend and participate in each such meeting via teleconference, videoconference or in person. You shall consult with other members of the Board regularly and as necessary via telephone, electronic mail or other forms of correspondence. You shall also participate in approximately four (4) conference calls for operational purposes with the Company's management in any year. You shall render such other services as may be reasonably and customarily requested of a member of a board directors of a similarly situated company.

Board Start Date: The date that your nomination to the Board is formally approved by the Board of Directors of the Company and accepted by you (the "Membership Date") shall constitute your starting date as a Board member. You will serve as a member of the Board until the annual meeting for the year in which your term expires or until your successor has been elected and

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qualified, subject however, to your prior death, resignation, retirement, disqualification or removal from office.

Board Term: Your initial term on the Board shall be three (3) years.

Committees: You acknowledge and agree that, in order to meet SEC and NYSE rules, you will be required to serve on one or more of the Board's Audit Committee, Compensation Committee, and/or Nominating and Governance Committee, and that such committee assignments will be agreed between you and the Company, and that you will be compensated for service on any committee as provided herein.

Compensation: Upon the Membership Date and during the term of this Agreement, your compensation as a Board Member shall be as follows:

(i) Within fifteen days after the Membership Date, the Company shall deliver to you an option to purchase Four Hundred Thousand (400,000) shares of Common Stock, at an exercise price per share equal to $0.01 above the closing price on the Membership Date (the "Membership Option Award");

(ii) Within fifteen days after the Membership Date, the Company shall deliver to you Twenty Five Thousand Dollars ($25,000.00), and an additional Twenty Five Thousand Dollars ($25,000) shall be payable every three months, starting on the three-month anniversary of the Membership Date as defined herein (the "Board Fee");

(iii) An option to purchase up to 5,000 shares of Common Stock for your attendance at any Company Board meeting at an exercise price equal to $0.01 above the closing price on the date of such Board Meeting;

(iv) $1,500 for each Board Meeting you attend (the "Nominal Fee"); and

(v) $1,500 per Board committee meeting you attend, should you become Chairman of such committee (the "Additional Fee").

At the option of the Company, certain payments payable by the Company herein, including the Nominal Fee and Additional Fee, but excluding the Board Fee (unless you and the Company mutually agree otherwise), may be paid in Company Common Stock, at a value of two times the cash value.

The Membership Option Award, consisting of an option to purchase 400,000 shares of Common Stock, shall be cashless, shall vest immediately, and shall expire seven (7) years from the date of issue. All other options given pursuant to this Agreement shall be cashless, shall

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have a one-year vesting period, and shall expire five (5) years from the date of issue.

Sale Restrictions. You hereby agree that you will not, without the prior written consent of the Company, offer, pledge, sell, contract to sell, hypothecate, lend, transfer or otherwise dispose of any of the shares which you own or have a right to acquire as of the date hereof (collectively, the "Lockup Shares") for a period of six (6) months following the date you receive the Lockup Shares (the "Lockup Period"). Following the expiration of the Lockup Period, you shall have the right, in the aggregate, to sell, dispose of or otherwise transfer the Lockup Shares without restriction, up to five percent (5%) of the total daily trading volume of the Company's common stock.

Any subsequent issuance to and/or acquisition by you of Common Stock or options or instruments convertible into Common Stock shall be subject to the restrictions contained herein.

Until such time as you have sold all of the Lockup Shares, within five (5) business days of any sale, transfer or other transaction made by you with regard to the Company's securities, you shall deliver to the Company a written statement detailing (i) the sale, transfer or other transaction giving rise to such written statement and (ii) your current holdings of the Company's securities.

Permitted Transfers. Notwithstanding the foregoing restrictions on transfer, you may, at any time and from time to time, transfer the Lockup Shares (i) as bona fide gifts or transfers by will or intestacy, (ii) to any trust for your direct or indirect benefit or your immediate family, provided that any such transfer shall not involve a disposition for value, (iii) to a partnership which is the general partner of a partnership of which you are a general partner, or (iv) make a gift of to an organization exempt from taxation under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended *provided, that*, in the case of any gift or transfer described in clauses (i), (ii), (iii) or (iv), each donee or transferee agrees in writing to be bound by the terms and conditions contained herein in the same manner as such terms and conditions apply to the undersigned so that in the aggregate, no more than the number of Lockup Shares allowable under this Agreement may be transferred on a given day, except in accordance with the terms hereof. For purposes hereof, "immediate family" means any relationship by blood, marriage or adoption, not more remote than first cousin.

Ownership. Until such time as you have sold the shares in question, you shall retain all rights of ownership in the Lockup Shares, including, without limitation, voting rights and the right to receive any dividends that may be declared in respect thereof.

The Company is hereby authorized to disclose the existence of this Agreement to its transfer agent and such transfer agent shall only release

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shares in accordance with the limitations contained herein. The Company and its transfer agent are hereby authorized to decline to make any transfer of the Lockup Shares if such transfer would constitute a violation or breach of this Agreement.

Expenses: The Company agrees to reimburse all of your travel and other reasonable documented expenses relating to your attendance at meetings of the Board. In addition, the Company agrees to reimburse you for reasonable expenses that you incur in connection with the performance of your duties as a director of the Company.

Indemnification: You will receive indemnification as a director of the Company to the maximum extent extended to directors of the Company generally, as set forth in the Company's Certificate of Incorporation and bylaws.

D&O Insurance: During your term as a member of the Board, the Company shall include you as an insured under an officers and directors insurance policy, with current coverage of five million dollars ($5,000,000) for all losses in the aggregate, including defense costs. A copy of this policy will be provided to you in advance of the Membership Date.

Service For Others: You will be free to represent or perform services for other persons during the term of this Agreement. However, you agree that you do not presently perform and do not intend to perform, during the term of Agreement, similar Duties, consulting or other services for companies whose businesses whose businesses are or would be, in any way, competitive with the Company (except for General Electric Company and other companies previously disclosed by you to the Company in writing). Should you propose to perform similar Duties, consulting or other services for any such company, you agree to notify the Company in writing in advance (specifying the name of the organization for whom you propose to perform such services) and to provide information to the Company sufficient to allow it to determine if the performance of such services would conflict with areas of interest to the Company.

No Assignment: Because of the personal nature of the services to be rendered by you, this Agreement may not be assigned by you without the prior written consent of the Company.

Confidential Information: In consideration of your access to the premises of the Company and/or you access to certain Confidential Information of the Company, in connection with your business relationship with the Company, you hereby represent and agree as follows:

Definition. For purposes of this Agreement the term "Confidential Information" means:

i. Any information which the Company possesses that has been created, discovered or developed by or for the Company, and which has or could

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have commercial value or utility in the business in which the Company is engaged; or

ii. Any information that is related to the business of the Company and is generally not known by non-Company personnel.

iii. By way of illustration, but not limitation, Confidential Information includes trade secrets and any information concerning products, processes, formulas, designs, inventions (whether or not patentable or registrable under copyright or similar laws, and whether or not reduced to practice), discoveries, concepts, ideas, improvements, techniques, methods, research, development and test results, specifications, data, know-how, software, formats, marketing plans, and analyses, business plans and analyses, strategies, forecasts, customer and supplier identities, characteristics and agreements.

Exclusions. Notwithstanding the foregoing, the term Confidential Information shall not include:

i. Any information which becomes generally available to the public other than as a result of a breach of the confidentiality portions of this Agreement, or any other agreement requiring confidentiality between the Company and you;

ii. Information received from a third party in rightful possession of such information who is not restricted from disclosing such information; and

iii. Information known by you prior to receipt of such information from the Company, which prior knowledge can be documented.

Documents. You agree that, without the express written consent of the Company, you will not remove from the Company's premises, any notes, formulas, programs, data, records, machines or any other documents or items which in any manner contain or constitute Confidential Information, nor will you make reproductions or copies of same. In the event you receive any such documents or items by personal delivery from any duly designated or authorized personnel of the Company, you shall be deemed to have received the express written consent of the Company. In the event that you receive any such documents or items, other than through personal delivery as described in the preceding sentence, you agree to inform the Company promptly of your possession of such documents or items. You shall promptly return any such documents or items, along with any reproductions or copies to the Company upon the Company's demand, upon termination of this Agreement, or upon your termination or Resignation, as defined herein.

No Disclosure. You agree that you will hold in trust and confidence all Confidential Information and will not disclose to others, directly or indirectly, any Confidential Information or anything relating to such

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information without the prior written consent of the Company, except as maybe necessary in the course of your business relationship with the Company. You further agree that you will not use any Confidential Information without the prior written consent of the Company, except as may be necessary in the course of your business relationship with the Company, and that the provisions of this paragraph (d) shall survive termination of this Agreement. You and the Company further agree that the existence of this Agreement and your provision of the Services shall not be publicly disclosed except after the Membership Date to the extent such disclosure is required by law or the rules of a major national exchange.

Board Termination and Resignation: Your membership on the Company's Board may be terminated for any or no reason, including failure to perform the Services described herein, at a meeting called for the purpose of the election of directors by a vote of the stockholders holding at least a majority of the shares of the Company's issued and outstanding shares entitled to vote. Your membership on a Board committee may be terminated for any or no reason at any meeting of the Board by or by written consent of, a majority of the Board at any time. You may also terminate your membership on the Board or on a committee for any or no reason by delivering your written notice of resignation to the Company ("Resignation"), and such Resignation shall be effective upon the time specified therein or, if no time is specified, upon receipt of the notice of resignation by the Company. Upon the effective date of the termination or Resignation, your right to compensation hereunder will terminate subject to the Company's obligations to pay you any cash compensation (or its equivalent value in Company Common Stock) that you have already earned and to reimburse you for approved expenses already incurred in connection with your performance of your Duties as of the effective date of such termination or Resignation.

Governing Law: All questions with respect to the construction and/or enforcement of this Agreement, and the rights and obligations of the parties hereunder, shall be determined in accordance with the law of the State of Florida applicable to agreements made and to be performed entirely in the State of Florida.

Additional Documents: The obligations of the Company to consummate your appointment to the Board as contemplated by this Agreement are subject to your delivery of the following additional documents:

i. Board Member Questionnaire and Background Check/Credit Report Release (attached hereto as Exhibit A);

ii. Non-Qualified Option Agreement (attached hereto as Exhibit B).

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Entire Agreement; Amendment; Waiver; Counterparts: This Agreement expresses the entire understanding with respect to the subject matter hereof and supersedes and terminates any prior oral or written agreements with respect to the subject matter hereof. Any term of this agreement may be amended and observance of any term of this agreement may be waived only with the written consent of the parties hereto. Waiver of any term or condition of this agreement by any party shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or waiver of any other term or condition of this agreement. The failure of any party at any time to require performance by any other party of any provision of this Agreement shall not affect the right of any such party to require future performance of such provision or any other provision of agreement. This Agreement may be executed in separate counterparts each of which will be an original and all of which taken together will constitute one and the same agreement, and may be executed using facsimiles of signatures, and a facsimile of a signature shall be deemed to be the same, and equally enforceable, as an original of such signature.

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CARCHARGING™

This Agreement sets forth the terms of your Services as a Member of the Board. Nothing in this Agreement should be construed as an offer of employment. If the foregoing terms are agreeable, please indicate your acceptance by signing in the space provided below and returning this Agreement to the Company.

Sincerely,

By: [signature] April 28, 2014
Michael D. Farkas
Chief Executive Officer

Accepted and Agreed:

Signature: [signature]

Name: Andrew Shapiro

Date: March 27, 2014